EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BUCKEYE TECHNOLOGIES INC.

BUCKEYE TECHNOLOGIES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.           The name of the Corporation is Buckeye Technologies Inc. (the "Corporation").

2.           This Certificate of Amendment amends the Second Amended and Restated Certificate of Incorporation of the Corporation as follows:

 Article Eight, paragraph (c) is hereby deleted in its entirety, and the following provision is inserted in lieu thereof:

(c) The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed by resolution adopted by the affirmative vote of a majority of the board of directors except that such number shall not be less than one (1) nor more than fifteen (15), the exact number to be determined by resolution adopted by the affirmative vote of a majority of the board of directors.  Subject to the special right of the holders of any class or series of Preferred Stock, voting separately as a class, to elect one or more directors of the Corporation:

(i) From the effective date of this Certificate of Amendment until the election of directors at the 2013 annual meeting of stockholders, the board of directors shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), composed, respectively, of directors who were elected at the 2011, 2012 and 2010 annual meetings of stockholders, or directors appointed to fill the vacancy of a director elected at such meetings, with the directors in Class I having a term expiring at the 2014 annual meeting of stockholders, the directors in Class II having a term expiring at the 2015 annual meeting of stockholders and the directors in Class III having a term expiring at the 2013 annual meeting of stockholders, and in all cases also continue as to each director until his or her successor is elected and qualified.

(ii) At each annual meeting of stockholders beginning with the 2013 annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors shall be elected and qualified and, effective with the 2015 annual meeting of stockholders, the classification of the board of directors shall be eliminated and all directors thereafter shall be elected annually. Vacancies on the board of directors, for any reason, and newly created directorships resulting from any increase in the authorized number of directors may be filled by (i) the stockholders at an annual or special meeting, as provided in the by-laws or (ii) the affirmative vote of a majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.  So long as the board of directors consists of classes of directors, any person appointed to fill a vacancy shall be designated by the board of directors as either a Class I, Class II or Class III director, with a term that expires as set forth above; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, no director may be removed from office without cause.

3.           This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and Article Nine of the Corporation's Second Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Buckeye Technologies Inc. has caused this Certificate of Amendment to be signed this 24th day of October, 2012.

BUCKEYE TECHNOLOGIES INC.

By:	/s/ Sheila Jordan Cunningham
Sheila Jordan Cunningham
Senior Vice President, General Counsel and
Corporate Secretary